Exhibit 99.1

FOR IMMEDIATE RELEASE:            January 29, 2009

KEY TECHNOLOGY ANNOUNCES FISCAL 2009 FIRST QUARTER RESULTS
Retained Profitability Amid Effects of Global Economic Conditions

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the first quarter of fiscal 2009 ended December 31, 2008.

Net sales for the three-month period ended December 31, 2008 totaled $27.4 million, compared to $28.9 million recorded in the same quarter last year.  Net earnings for the first quarter of fiscal 2009 were $569,000, or $0.11 per diluted share.  Net earnings for the same quarter last year were $1.1 million, or $0.20 per diluted share.  Net earnings for the first quarter of fiscal 2009 were favorably affected by a $160,000 reduction in tax expense due to changes in tax law to retroactively renew the research and development tax credit that was enacted during the quarter.

Gross profit for the first quarter of fiscal 2009 was $11.3 million compared to $11.5 million in the corresponding period last year.  As a percentage of sales, gross profit for the quarter was 41.3% compared to 39.6% in the first quarter of fiscal 2008.

“The first quarter year-over-year increase in the gross margin percentage of 1.7% related significantly to favorable product mix and reductions in material costs,” commented David Camp, President and Chief Executive Officer.

Operating expenses for the quarter ended December 31, 2008 were $10.5 million, or 38.4% of sales, compared to $10.2 million, or 35.2% of sales in the same quarter last year.

Mr. Camp noted, “We took a number of actions in the first quarter to reduce our operating expenses from our fiscal 2008 fourth quarter expenses.  In addition, we made organizational changes that realign our company to more optimally serve our customers on a global basis.  Costs associated with these organizational changes as well as increased expenses related to our ERP implementation resulted in increased General and Administrative expenses in the first quarter of fiscal 2009 compared to the same quarter in fiscal 2008.”

Other income (expense) decreased in the first quarter of fiscal 2009 compared to the same period in fiscal 2008 due to lower interest income and foreign exchange losses incurred in the first fiscal quarter of 2009 compared to foreign exchange gains in the first fiscal quarter of 2008.

Orders received during the first quarter of fiscal 2009 were $22.9 million, compared to $35.0 million in the same period last year.  The Company’s backlog at December 31, 2008 was $29.3 million, compared to a backlog of $36.8 million at the end of the same quarter last year.

Camp further commented, “During October, our customers delayed purchasing decisions as they assessed the impact of current economic conditions.    We did, however, experience an improvement in orders throughout the remainder of the quarter and had strong orders in December.  We do not want to minimize the decrease in total new orders for the first quarter compared to the same period a year ago, but we remain cautiously optimistic that the improvement in orders we saw in December will continue.”

“We firmly believe that our fundamentals are sound and the products that we are bringing to our markets are exactly what our customers are looking for,” stated Camp. “Under current economic conditions, we anticipate our revenue for fiscal 2009 will be similar to or lower than our revenue recorded for fiscal 2008.  We continue to focus on our commitment to invest strongly in R&D and to bring new products and solutions to our customers, which will position us well for the future.”

Camp concluded, “With almost $21 million of cash on hand, the Company’s balance sheet remains strong.  During the first quarter of fiscal 2009, cash balances decreased by $15.4 million as the Company spent $8.4 million to repurchase approximately 590,000 shares of our common stock under the previously announced stock repurchase program.  The Company also invested $8.1 million in capital investments, which was offset by $6.4 million in proceeds from the new mortgage on our Walla Walla headquarters facility.  Approximately $5.4 million in cash was used in operations during the quarter, due largely to reductions in customer deposits and other changes in working capital.”

Subsequent to December 31, 2008, the Company repurchased an additional 80,818 shares for $1.6 million under its stock repurchase program.  As of January 26, 2009, the Company’s common shares outstanding were 4,994,317 shares compared to 5,629,566 common shares outstanding at September 30, 2008.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•
issues arising during the implementation of the Company's enterprise resource planning (“ERP”) system could affect the Company’s operating results and ability to manage the Company’s business effectively;

•	if the Company's ERP system is not implemented properly, it could cause errors in the Company's financial reporting;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales, prices and the marketability of the Company’s products;
•	failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
Unaudited, in thousands, except per share data)

	Three Months
	Ended December 31,
	2008	2007

Net sales	$27,375	$28,943
Cost of sales	16,059	17,476
Gross profit	11,316	11,467
Operating expenses:
Sales and marketing	4,619	5,185
Research and development	2,263	2,034
General and administrative	3,311	2,656
Amortization of intangibles	317	327
Total operating expenses	10,510	10,202
Gain on sale of assets	9	32
Earnings from operations	815	1,297
Other income (expense)	(212)	307
Earnings before income taxes	603	1,604
Income tax expense	$34	$514
Net earnings	$569	$1,090
Net earnings per share
- basic	$0.11	$0.20
- diluted	$0.11	$0.20

Shares used in per share calculations - basic	5,294	5,354
Shares used in per share calculation - diluted	5,371	5,501

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31,	September 30,
	2008	2008

Cash and cash equivalents	$20,928	$36,322
Trade accounts receivable, net	9,490	13,577
Inventories	22,955	21,915
Total current assets	59,821	76,027
Property, plant and equipment, net	14,688	8,705
Property held for sale	1,142	-
Goodwill and other intangibles, net	4,472	4,790
Total assets	80,728	89,625
Total current liabilities, including current portion of debt	21,342	28,496
Long term debt	6,116	-
Shareholders' equity	$52,916	$60,368

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161